Exhibit 10.12

Description of Director Compensation Arrangements
Effective Fiscal 2015*
The compensation arrangements for the non-employee members of the Board of Directors of Diamond Foods, Inc. (who receive compensation) are as follows:
One-time compensation upon a director becoming a member of the Board:

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Grant of restricted stock units (RSUs) under our 2015 Equity Incentive Plan. The number of RSUs will equal $95,000 divided by the closing price of our stock on the date of grant, pro-rated based on the remaining Board term until the next scheduled annual RSU grant date (as set forth below). In general, the RSUs will vest in quarterly installments until the next scheduled annual RSU grant date, provided the director remains in continuous service as a director through that date, and will settle upon the earlier of the third anniversary of the grant date and termination of Board service. In addition, each RSU will become fully vested if we are acquired prior to or at the time of the director’s termination of service.

 Annual payments for each non-employee member of the Board:

•	Retainer of $60,000.

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Grant of RSUs under our 2015 Equity Incentive Plan in an amount equal to $95,000 divided by the closing price of our stock on the date of grant, to be granted on the first trading day following each annual meeting of stockholders; provided, however, that the initial grants under this compensation program were pro-rated based on the number of days from the director’s last option grant date under our previous director compensation arrangements to the date following the 2015 Annual Meeting. In general, the RSUs will vest in quarterly installments over a one-year period, provided the director remains in continuous service as a director through that date, and will settle upon the earlier of the third anniversary of the grant date and termination of Board service. In addition, each RSU will become fully vested if we are acquired prior to or at the time of the director’s termination of service.

Potential additional payments for Board and committee assignments:

•	Annual retainer of $145,000 for the Chairman of the Board.

•	Annual retainers of $18,000 for the Chair of the Audit Committee and $8,000 for other Audit Committee members.

•	Annual retainers of $12,000 for the Chair of the Compensation Committee and $7,000 for other Compensation Committee members.

•	Annual retainers of $11,000 for the Chair of the Nominating & Governance Committee and $4,000 for other Nominating & Governance Committee members.

•	Per meeting fee of $1,500 per Board meeting in the event a director attends more than seven Board meetings per fiscal year.

•	Per meeting fee of $1,500 per Committee meeting in the event a director attends more than seven meetings of that Committee per fiscal year.
 In addition to the foregoing, non-employee members of our Board of Directors are reimbursed for their reasonable expenses in attending Board and Board committee meetings.

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* Directors with service anniversaries in fiscal 2015 occurring prior to January 14, 2015 also received a grant in fiscal 2015 of an option to purchase 10,000 shares of our stock under our 2005 Equity Incentive Plan at the fair market value at the time of the award pursuant to our previous director compensation arrangements.